EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

SECOND QUARTER OPERATING RESULTS

McLean, VA, July 12, 2006 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for its second fiscal quarter ended May 28, 2006.

Net shipments for the quarter decreased 15.2% to $67.7 million, compared to $79.9 million for the comparable prior year period. Gross profit as a percentage of net shipments improved to 33.6%, compared to 30.3% for the second quarter of 2005. Price increases announced in the late fall took effect during the quarter, manufacturing efficiencies were implemented as part of the Company’s turnaround plan, and higher margin retail shipments increased as a percentage of total shipments due to 12 new Storehouse stores opening since the beginning of 2005.

Selling and administrative expenses for the quarter were $29.8 million, compared to $27.6 million in the prior year quarter, principally due to higher retail selling expenses associated with increased sales and higher store occupancy expense from the 12 new stores. Interest expense increased $180,000 due to higher interest rates, higher outstanding balances and an increase in loan fee amortization following the re-financing of debt during the first quarter. Other income, net, increased by $68,000, principally due to higher net rental income on the remaining real estate investment properties.

The 2006 second quarter included two charges—a pre-tax charge of $1.0 million to write-down the value of excess, discontinued and slow-moving fabric inventory (created from a combination of duplicate fabric orders, quantities ordered in excess of customer needs and a lack of system visibility as to quantities on hand and on order from fabric vendors) in the manufacturing segment and a $350,000 pre-tax charge to increase the Company’s bad debt reserve due to the uncertain retail environment. The inventory charge was included in cost of goods sold, while the bad debt charge was included in selling and administrative expenses.

Net loss for the quarter was $4.9 million or $0.37 per share, compared to a net loss in the prior year quarter of $2.5 million or $0.19 per share.

“During the second quarter we continued to achieve cost reductions in our manufacturing operations as part of our turnaround plan, contributing to an improvement in manufacturing gross margins compared to the second quarter of 2005,” stated Gerald M. Birnbach, Chairman and President. “In our retail unit, the twelve new stores opened since the beginning of 2005 also contributed to our overall higher gross margin. However, incoming orders have been below prior year levels at our manufacturing unit, and on a same store basis at our retail units. As a result, we have adjusted our capacity by reducing employee headcount and through these reductions and attrition, the staffing level in our manufacturing unit is down 29% compared to May 2005. Selling prices and delivery fees were increased in both operating units during the quarter. Management of our retail unit has initiated a number of cost saving efforts including a hiring freeze, travel restrictions, and has committed to engage an outside consulting firm to assist in further cost saving efforts. These steps are in addition to those reported in our first quarter release.”

For the six month period, net shipments decreased 7.3% to $134.8 million, compared to $145.4 million for the comparable prior year period. Gross profit as a percentage of net shipments improved to 34.1%, compared to 30.6% for the first half of 2005, as price increases announced in the late fall took effect during the period, Manufacturing efficiencies were implemented as part of the Company’s turnaround plan, and higher margin retail shipments increased as a percentage of total shipments due to 12 new stores opening since the beginning of 2005.

Selling and administrative expenses for the six months were $57.4 million, compared to $52.7 million in the prior year period, principally due to higher retail selling expenses associated with increased sales and higher store occupancy expense from the 12 new stores. Interest expense increased $799,000 due to higher interest rates and higher outstanding balances, the write-off of unamortized loan fees related to the prior loans and an increase in loan fee amortization following the re-financing of debt during the first quarter. Other income, net, decreased by $480,000, principally due to the gain from settlement of litigation recorded in 2005.

Net loss from continuing operations for the six months was $8.3 million or $0.63 per share, compared to a net loss from continuing operations in the prior year period of $5.5 million or $0.41 per share. The Company recorded $81,000 in earnings, net of taxes, from discontinued real estate operations, as well as a gain of $2.7 million, net of taxes, on the sale of one real estate property, during the first half of 2005, resulting in a net loss for the 2005 period of $2.7 million, or $0.20 per share. There were no results for discontinued operations during the current year period.

Morgan Joseph & Co., the Company’s financial advisor, continues to hold discussions with a number of parties who have expressed preliminary interest in providing capital to the Company, and is also evaluating other potential transactions to raise funds for the Company.

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 71 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the internet.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items;

together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

(table follows)

Contact:	Garry Angle, Vice-President and Treasurer
540-444-5032

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED MAY 28, 2006 AND MAY 29, 2005

UNAUDITED

	Three Months Ended		Six Months Ended
	May 28, 2006	May 29, 2005	May 28, 2006	May 29, 2005
	(in thousands, except per share amounts)
Net shipments	$67,747	$79,915	$134,796	$145,426
Cost of shipments	45,015	55,732	88,793	100,972

Gross profit	22,732	24,183	46,003	44,454
Selling and administrative expenses	29,755	27,600	57,411	52,728

Operating loss	(7,023)	(3,417)	(11,408)	(8,274)
Interest expense	(887)	(707)	(2,028)	(1,229)
Other income, net	147	79	388	868

Loss from continuing operations before taxes	(7,763)	(4,045)	(13,048)	(8,635)
Tax benefit	(2,818)	(1,493)	(4,737)	(3,181)

Net loss from continuing operations	(4,945)	(2,552)	(8,311)	(5,454)

Discontinued operations:
Earnings from discontinued real estate operations, net of tax expense of $0, $7, $0 and $51, respectively	—	11	—	81
Gain on disposal of Sylmar investment property, net of tax expense of $1,680	—	—	—	2,683

Net loss	$(4,945)	$(2,541)	$(8,311)	$(2,690)

Net loss from continuing operations per common share	$(0.37)	$(0.19)	$(0.63)	$(0.41)

Net loss per common share	$(0.37)	$(0.19)	$(0.63)	$(0.20)

Weighted average common shares	13,287	13,293	13,289	13,283

Net loss from continuing operations per common share assuming dilution	$(0.37)	$(0.19)	$(0.63)	$(0.41)

Net loss per common share assuming dilution	$(0.37)	$(0.19)	$(0.63)	$(0.20)

Weighted average common shares and equivalents	13,287	13,293	13,289	13,283